Exhibit 10.1

THIRD AMENDMENT

TO MANAGEMENT AGREEMENT

This Amendment is made as of January 1, 2007 to that certain Management Agreement made as of December 13, 2004 by and between Franklin Electronic Publishers, Inc., a Pennsylvania corporation, with principal place of business at One Franklin Plaza, Burlington, New Jersey 08016-4907 (“Franklin” or “the Company”) and Centaurus Limited, a Hong Kong company, with principal place of business at Room 2117 - 2124, Level 21, Tower 1, Metroplaza, 223 Hing Fong Road, Kwai Fong, N.T., Hong Kong SAR (“Centaurus”), as amended on June 13, 2005 and on December 13, 2005 (the “Agreement”). The parties wish to extend the Term of the Agreement on the terms and conditions set forth in this Amendment and therefore agree as follows:

1.	Extension of the Term and Management Work: The Term of the Agreement is hereby extended to run from January 1, 2007 through March 31, 2008 subject to Franklin’s decision to enter into a full time employment relationship with Baile on terms acceptable to Franklin and Baile (it being noticed that Franklin may, from time to time, compensate Baile directly as an employee for his work for Franklin within the boundaries of the United States of America (“Direct Pay”). The Management Work to be performed by Baile during the extension of the Term shall be as directed by Barry Lipsky, President of Franklin.

2.	Payments: Paragraph 2 of the Agreement is modified as follows: During the extension of the Term as set forth above, Franklin agrees to pay to Centaurus as follows: for each one year period during the Term for its acceptable performance of Management Work Franklin will pay to Centaurus the sum of US$216,000.00 less any Direct Pay paid to Baile on account of such one year period. For avoidance of doubt, for any period less than one year in length, such payments shall be prorated. Further, Franklin may pay to Centaurus, or directly to Baile, any bonus recommended by Mr. Lipsky to the Stock Option and Compensation Committee (SOCC) of Franklin’s Board of Directors, subject to their approval or adjustment, to be due and payable in consideration of the Management Work done by Baile under Franklin’s Senior Executive Bonus Plan for any year during the Term.

3.	General: This Amendment is the entire agreement relating to the matters set forth herein. Capitalized terms as used herein shall have the same meanings as used in the Agreement. All provisions of the Agreement not modified or abrogated hereby shall remain in full force and effect.

IN WITNESS WHEREOF, INTENDING TO BE LEGALLY BOUND HEREBY, the parties hereto have; executed this Amendment as of the date set forth below.

FRANKLIN ELECTRONIC PUBLISHERS, INC.

By:	/S/ Barry J. Lipsky
Barry J. Lipsky, President
Date:	January 1, 2007

CENTAURUS LIMITED

By:	/S/ Matthew Baile
Its:	Matthew Baile, Managing Director
Date:	January 1, 2007